Exhibit 99.2

November 15, 2006

Edward Pulwer

c/o VIASYS Healthcare Inc.

227 Washington Street, Suite 200

Conshohocken, PA 19428

Dear Ed:

Congratulations on your promotion to be the Chief Operating Officer of the Company.  I am pleased to inform you that, in connection with your promotion, the Board has approved certain amendments to your Amended and Restated Employment Agreement dated September 26, 2006 (the “Agreement”).   The change in base salary will be effective retroactively to November 13, 2006; and the other changes will be effective immediately.  The changes to the Agreement are summarized as follows:

•      Position:  You will be employed as the Executive Vice President and Chief Operating Officer of the Company and will be assigned such duties and responsibilities as are reasonably consistent with such positions and such other duties and responsibilities as the Board from time to time deems appropriate.  In connection with your duties, you will report directly to the Company’s Chairman and Chief Executive Officer.

•      Base Salary:  Your annualized base salary will be $400,000.

•      Annual bonus:  Beginning in 2007, you will be eligible to receive an annual bonus targeted at sixty percent (60%) of your annual base salary.

•      Relocation: As you know, your principal place of work will be relocated from the Company’s offices in Yorba Linda, California to Conshohocken, Pennsylvania.  To induce you to make this move, the Company has agreed to reimburse you for certain relocation expenses if you move back to California during your employment with the Company or within three months of the termination of your employment with the Company.  The reimbursable relocation expenses will include (i) reasonable expenses of moving your household goods and personal effects from your Pennsylvania residence to your new residence in California, and (ii) reasonable expenses of traveling for you and your family from your Pennsylvania residence to your new residence in California.  In order to reimburse you, you must submit documentation supporting the expenses.

•      Good Reason:  The references in Section 1(j) of your Agreement to “Executive Vice President and Group President, Respiratory Care of the Company” are deleted and replaced by “Executive Vice President and Chief Operating Officer.”

Except for the foregoing amendments to the Agreement, no other terms or conditions of your Agreement have been modified as a result of these amendments, and those other terms and conditions will continue in full force and effect.  Please acknowledge your understanding of the revised terms of your Agreement (including your principal place of work) by signing and returning the attached copy of this letter to me.  Please contact me with any questions.

VIASYS HEALTHCARE INC.

By:	/s/ Gary F. Mathern
Title:	Corporate Vice President, Human Resources
Date:	11/14/2006

APPROVED AND ACCEPTED

/s/ Edward Pulwer
Signature

11/13/2006
Date